Exhibit 99.1

[XL Capital Logo Omitted]

                                                        XL Capital Ltd
                                                        XL House
                                                        One Bermudiana Road
                                                        Hamilton HM 11
                                                        Bermuda

                                                        Phone  (441) 292 8515
                                                        Fax    (441) 292 5280
Press Release

Contact:     Scott C. Hoy                  Roger R. Scotton
             Investor Relations            Media Relations
             (441) 294 7201                (441) 294 7165




       XL CAPITAL LTD ANNOUNCES ESTIMATE OF CLAIMS FROM HURRICANE CHARLEY

Hamilton, Bermuda - August 18, 2004: XL Capital Ltd (NYSE:XL) ("XL" or the "Company") announced today that, based on initial loss reports and preliminary estimates, it expects to receive net claims of approximately $125 million as a result of Hurricane Charley, which struck the United States on August 13th.

The majority of XL's claims from the hurricane are expected to come from its Bermuda-based reinsurance unit. The financial impact of the hurricane related claims will adversely affect XL's 3rd quarter results but will not materially affect the Company's overall financial condition.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of June 30, 2004, XL Capital Ltd had consolidated assets of approximately $45.5 billion and consolidated shareholders' equity of approximately $7.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements about the effects of Hurricane Charley on the Company's results of operations and financial condition. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss to date, the limited ability of claims personnel to make inspections to date and the other important factors set forth in XL's most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.


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